GORSUCH KIRGIS L.L.C.
                        Attorneys at Law
               1401 Seventeenth Street, Suite 1100
                     Denver, Colorado 80202
                    Telephone (303) 299-8900
                       Fax (303) 298-0215

April 14, 1997


Vari-L Company, Inc.
11101 E. 51st Avenue
Denver, Colorado 80239

     Re:  Vari-L Company, Inc.
          Registration Statement on Form S-3

Gentlemen:

     We are counsel to Vari-L Company, Inc., a Colorado cor-poration (the "Company"), in connection with the preparation of a Registration Statement on Form S-3 filed with the Securities and Exchange Commission on April 14, 1997 (the "Registration Statement"), relating to a proposed offering by the Selling Shareholders to the public of a maximum of 1,943,900 shares of the Company's Common Stock, $.01 par value (the "Common Stock").

     In this connection, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates and written and oral statements of officers, legal counsel and accountants of the Company and of public officials, and other documents that we have considered necessary and appropriate for this opinion, and, based thereon, we advise you that, in our opinion:

     1. The Company is a corporation duly organized and validly existing under the laws of the State of Colorado; and

     2. The Common Stock, when sold pursuant to and in accordance with the Registration Statement, will be validly issued, fully paid and nonassessable.

     We hereby consent to the use of our name beneath the caption
"Legal Matters" in the Prospectus forming a part of the Registration Statement and to the filing of this opinion as
Exhibit 5 thereto.

                                 Very truly yours,

                                 GORSUCH KIRGIS L.L.C.
                                 /s/Gorsuch Kirgis L.L.C.